 EXHIBIT NO. 99.3     Biographical Notes - Michael Hanley.

Biographical Notes

Michael Hanley

Executive Vice President and Chief Financial Officer (CFO)

Alcan Inc.

Michael Hanley joined Alcan in 1998 as Director of Finance for the Bauxite, Alumina and Chemicals Group in Montreal. He transferred to Cleveland, Ohio in 1999 as Vice President and Assistant Financial Controller, Global Fabrication.

In September 2000, Michael Hanley was named Vice President, Investor Relations, for Alcan Inc. and in January 2002, he was appointed to the position of Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Bauxite and Alumina.

He was appointed Executive Vice President - Office of the President on February 3, 2005. Since mid-May, he was also assuming interim responsibilities as Chief Financial Officer (CFO) and has now been appointed Chief Financial Officer.

Before joining Alcan, Michael Hanley was Vice President and Chief Financial Officer with two public companies in the energy and forest products sectors.

Born in Montreal, Michael Hanley is a graduate of the Hautes Études Commerciales business school at the Université de Montréal and is a member of the Quebec Order of Chartered Accountants. He is married and has two daughters.

In 2002, Michael Hanley was awarded the Quebec Order of Chartered Accountants' "Jeune CA Décideur". A year later, he was recognized as one of "Canada's Top 40 Under 40TM" executives.

October 2005